                                                                EXHIBIT (c)(2)






                                  $19,774,000


                          LOAN AND SECURITY AGREEMENT


                         dated as of November 19, 1997


                                    between


                              AMATI COMMUNICATIONS
                                  CORPORATION


                                  as Borrower


                                      and


                               TEXAS INSTRUMENTS
                                  INCORPORATED


                                   as Lender

 THE FOLLOWING TABLE OF CONTENTS HAS BEEN INSERTED FOR CONVENIENCE ONLY AND DOES NOT CONSTITUTE A PART OF THIS AGREEMENT.


                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
                                                        ARTICLE I
                                             DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1  Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
SECTION 1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
SECTION 1.3  Accounting and Financial Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                                        ARTICLE II
                                                   THE LOAN COMMITMENTS
SECTION 2.1  Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
SECTION 2.2  Borrowing Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 2.3  Repayment of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                       ARTICLE III
                                                  NOTES EVIDENCING LOANS
SECTION 3.1  Term Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 3.2  Revolving Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 3.3  Recordation of Loans and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                                        ARTICLE IV
                                                      INTEREST, ETC.
SECTION 4.1  Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 4.2  Interest Payment Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 4.3  Default Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 4.4  Computation of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                        ARTICLE V
                                                 PAYMENTS AND PREPAYMENTS
SECTION 5.1  Voluntary Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
SECTION 5.2  Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION 5.3  Making of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 5.4  Due Date Extension  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 5.5  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 5.6  Forgiveness of Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                        ARTICLE VI
                                                         SECURITY
SECTION 6.1  Grant of Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 6.2  Security for Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 6.3  Continuing Security Interest; Transfer of Note  . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 6.4  Borrower Remains Liable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                       ARTICLE VII
                                              REPRESENTATIONS AND WARRANTIES
SECTION 7.1  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 7.1.1  Location of Collateral, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 7.1.2  Ownership, No Liens, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 7.1.3  Possession and Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 7.1.4  Negotiable Documents, Instruments and Chattel Paper . . . . . . . . . . . . . . . . . . . . .  18
SECTION 7.1.5  No Default or Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 7.1.6  Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                       ARTICLE VIII
                                                   CONDITIONS PRECEDENT
SECTION 8.1  Condition Precedent to Initial Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 8.2  Conditions Precedent to All Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                        ARTICLE IX
                                              COVENANTS AND OTHER AGREEMENTS
SECTION 9.1  Limit on Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 9.2  Prohibition on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 9.3  Notice of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 9.4  Notice of Defaults and Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 9.5  ERISA Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 9.6  SEC Filings and Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 9.7  Payment of Taxes and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 9.8  Maintenance of Assets and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 9.9  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 9.10  Compliance with Laws, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 9.11  Reports to Other Creditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 9.12  Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 9.13  General Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                        ARTICLE X
                                                    EVENTS OF DEFAULT
SECTION 10.1  Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 10.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                        ARTICLE XI
                                                      MISCELLANEOUS
SECTION 11.1  Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.2  Notices, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 11.3  No Waiver; Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 11.4  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 11.6  Right of Setoff   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 11.7  GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 11.8  Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 11.9  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 11.10  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 11.11  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                             EXHIBITS AND SCHEDULES


EXHIBITS


EXHIBIT A        Form of Copyright Security Agreement
EXHIBIT B        Form of Patent Security Agreement
EXHIBIT C        Form of Trademark Security Agreement
EXHIBIT D        Form of Term Note
EXHIBIT E        Form of Revolving Note
EXHIBIT F        Form of Opinion of Borrower's Counsel





SCHEDULES


SCHEDULE I       Copyright Collateral
SCHEDULE II      Patent Collateral
SCHEDULE III     Permitted Liens
SCHEDULE IV      Trademark Collateral
SCHEDULE V       Collateral Locations
SCHEDULE VI      Permitted Indebtedness

                          LOAN AND SECURITY AGREEMENT

                 THIS LOAN AND SECURITY AGREEMENT, dated as of November 19, 1997, is made by and between AMATI COMMUNICATIONS CORPORATION, a Delaware corporation (the "Borrower"), and TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation (together with its successors and assigns, the "Lender"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided in the Merger Agreement (as hereinafter defined).

                                    RECITALS

                 WHEREAS, the Borrower desires that the Lender extend financing to the Borrower pursuant to the terms of this Agreement;

                 WHEREAS, the Lender is willing to extend financing to the Borrower pursuant to the terms of this Agreement for the purposes specified herein; and

                 WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition precedent thereto, the Borrower, the Lender and DSL Acquisition Corporation ("Merger Sub") have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the Merger Sub will commence a tender offer for all outstanding shares of common stock, par value $.20 per share, of the Borrower and, subject to the consummation of such tender offer, Merger Sub will be merged with and into the Borrower with the Borrower continuing as the surviving corporation and a wholly-owned subsidiary of the Lender;

                 NOW, THEREFORE, in consideration of the mutual agreements contained herein, and subject to the terms and conditions hereof, the parties hereto agree as follows:


                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

                 SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "Agreement" means this Loan and Security Agreement, as hereafter amended, modified, restated, refinanced, refunded or renewed from time to time in whole or in part.

                 "Authorized Officer" means any one of the following officers of the Borrower: the Chief Executive Officer, the Chief Financial Officer or the Vice President, Business Development.

                 "Borrower" - see Preamble.

                 "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                 "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations thereunder.

                 "Collateral" - see Section 6.1.

                 "Commitments" means the commitments of the Lender to make the Term Loan and the Revolving Loans pursuant to Sections 2.1(a) and 2.1(b), respectively.

                 "Computer Hardware and Software" shall mean (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, whether now owned, licensed or leased or hereafter acquired by the Borrower; (b) all software programs, including source code and object code whether now owned, licensed or leased or hereafter acquired by the Borrower, designed for use on the computers and electronic data processing hardware described in clause (a) above; (c) all firmware associated therewith, whether now owned, licensed or leased or hereafter acquired by the Borrower; and (d) all documentation for such hardware, software and firmware described in the preceding clauses (a),
(b) and (c), whether now owned, licensed or leased or hereafter acquired by the Borrower.

                 "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under section 414(b) or section 414(c) of the Code or section 4001 of ERISA.

                 "Copyright Collateral" shall mean all of the Borrower's right, title and interest in and to registered and unregistered copyrights (including, without limitation, copyrights for any of the Computer Hardware and Software), copyright registrations and copyright applications, which, in the case of registrations and applications, have been or are hereafter issued by or filed with the CRO or any similar office or agency of any other countries, including, without limitation, the copyrighted works, copyright registrations and copyright applications listed on
Schedule I attached hereto and made a part hereof.

                 "Copyright Security Agreement" means a Copyright Security Agreement in substantially the form attached hereto as Exhibit A.

                 "CRO" shall mean the United States Copyright Office.

                 "Default" means any event which if it continues uncured would, with lapse of time or notice, or both, constitute an Event of Default.

                 "Dollars" and the sign "$" means lawful money of the United States of America.

                 "Equipment" - see Section 6.1.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Event of Default" means any of the events described in
Section 10.1.

                 "GAAP" - see Section 1.3.

                 "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iii) any obligation owed for all or any part of the deferred purchase price of property or services (excluding obligations incurred under ERISA) which purchase price is (x) due more than six months from the date of incurrence of the obligation in respect thereof or (y) evidenced by a note or similar written instrument, (iv) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (v) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP.

                 "Intellectual Property Collateral" shall mean (i) the Trademark Collateral, Copyright Collateral and Patent Collateral; (ii) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing; (iii) all license agreements related to any of the foregoing set forth in this definition; (iv) all income, royalties, damages and payments now and hereafter due or payable with respect thereto, including without limitation, payments, under all licenses entered into in connection therewith and damages, settlements and payments for past or future infringements thereof; (v) all books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporation of the foregoing set forth in this definition; and (vi) the right to sue for all past, present and future infringements of any of the foregoing set forth in this definition.

                 "Inventory" - see Section 6.1.

                 "Lender" - see Preamble.

                 "Liabilities" means all obligations of the Borrower to the Lender howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due, which arise out of or in connection with this Agreement, the Notes or any other Related Document.

                 "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), claim, charge or other priority or preferential arrangement of any kind or nature whatsoever.

                 "Loan(s)" - see Section 2.1.

                 "Material Adverse Effect" means any material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

                 "Merger Agreement" - see third recital.

                 "Notes" means, collectively, the Term Note and the Revolving Note.

                 "Payment Date" - see Section 4.2.

                 "Patent Collateral" shall mean all of the Borrower's right, title and interest in and to patents, patent applications, inventions, trade secrets, know-how and proprietary information, which, in the case of patents or patent applications, have been or are hereafter issued by or filed with the PTO or any similar office or agency of any other countries, including, without limitation, the patents and patent applications listed on Schedule II attached hereto and made part thereof.

                 "Patent Security Agreement" means a Patent Security Agreement in substantially the form attached hereto as Exhibit B.

                 "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                 "Pension Plan" means a "pension plan," as such term is defined in section 3(2) of ERISA (including a multi-employer plan as defined in section 4001 (a) (3) of ERISA), to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

                 "Permitted Liens" shall mean the Liens described on Schedule III attached hereto.

                 "Person" means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any government, agency or other administrative or regulatory body.

                 "Prime Rate" means the rate that NationsBank announces as its prime lending rate, as in effect from time to time.

                 "PTO" shall mean the United States Patent and Trademark
Office.

                 "Receivables" - see Section 6.1.

                 "Related Contracts" - see Section 6.1.

                 "Related Documents" shall mean the Term Note, the Revolving Note, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement.

                 "Reportable Event" shall have the meaning assigned to such term in ERISA.

                 "Revolving Loan Commitment" means the commitment of the Lender to make the Revolving Loans pursuant to Section 2.1(b).

                 "Revolving Loan Commitment Termination Date" - see Section 2.1(b).

                 "Subsidiary" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting powers to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                 "SVB" means Silicon Valley Bank.

                 "SVB Loan Agreement" means the Loan and Security Agreement dated as of April 25, 1997 between Borrower and SVB.

                 "Termination Date" means September 30, 1999.

                 "Trademark Collateral" shall mean all of the Borrower's right, title and interest in and to registered and unregistered trademarks, service marks, trade names, designs, logos, indicia, and/or other source and/or business identifiers and the goodwill of the business relating to any and all of the foregoing and any registrations or applications therefor, which, in the case of applications or registrations, have been or are hereafter issued by or filed with the PTO, with any similar office or agency of any state, territory or possession of the United States or any similar office or agency of any other countries or, if not so filed, are otherwise used in the United States, any state, territory or possession thereof or any other country, including, without limitation, the marks, names, logos, indicia, trademark registrations and trademark applications listed on Schedule IV attached hereto and made a part hereof.

                 "Trademark Security Agreement" means a Trademark Security Agreement in substantially the form attached hereto as Exhibit C.

                 "U.C.C." shall mean the Uniform Commercial Code or comparable statute or any successor statute thereto, as in effect from time to time in the relevant jurisdiction.

                 SECTION 1.2  Other Definitional Provisions.

                 (a) All terms defined in this Agreement shall have the above-defined meanings when used in any certificate, report or other document made or delivered pursuant to this Agreement, unless the context therein shall clearly otherwise require.

                 (b) The words "hereof," "herein," "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                 (c) The words "amended or modified" when used in this Agreement shall mean with respect to this Agreement or any Related Document, this Agreement or Related Document as from time to time, in whole or in part, amended, modified, supplemented, restated, refinanced, refunded or renewed.

                 (d) In the computation of periods of time in this Agreement from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                 SECTION 1.3 Accounting and Financial Determinations. For purposes of this Agreement, unless otherwise specified, all accounting terms used herein shall be interpreted, all accounting determinations and computations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in Section 3.5 of the Merger Agreement.


                                   ARTICLE II
                              THE LOAN COMMITMENTS

                 SECTION 2.1 Commitments. Subject to the terms and conditions hereof and in reliance upon the representations and warranties of Company herein set forth, Lender agrees to make the loans described in subsections 2.1(a) and 2.1(b) (each referred to herein individually, as a "Loan", and collectively, as the "Loans").

                 (a)      Term Loan.  Lender agrees to make a loan (the "Term
         Loan) to Borrower on the date hereof in a single advance in the amount of $14,774,000. Amounts borrowed pursuant to this subsection 2.1(a) and subsequently repaid or prepaid may not be reborrowed.

                 (b) Revolving Loans. Lender agrees to make loans (each referred to herein individually, as a "Revolving Loan," and collectively, as "Revolving Loans") to Borrower from time to time during the period from the date hereof to the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement (the "Revolving Loan Commitment Termination Date") in an aggregate amount not to exceed at any time $5,000,000 (the "Maximum Revolver Amount"). Amounts borrowed pursuant to this subsection 2.1(b) may be repaid and, subject to the Maximum Revolver Amount and the other terms and conditions herein, reborrowed.

                 SECTION 2.2 Borrowing Procedures. Any Authorized Officer of the Borrower may request a Loan on any Business Day prior to the Revolving Loan Commitment Termination Date (provided, however, that the Term Loan shall be made only on the date hereof) by giving the Lender telephonic or facsimile notice (which notice shall be irrevocable once given and shall be promptly confirmed in writing if given telephonically). Each request for a Loan must be received by the Lender prior to 12:00 noon, Dallas time, on the proposed date of borrowing (which must be a Business Day) and shall specify (a) the principal amount of such borrowing and (b) the proposed date of such borrowing. Each Revolving Loan shall be in a principal amount of $100,000 or an integral multiple of $100,000 in excess thereof. Subject to satisfaction of the applicable conditions precedent set forth in Section 8 hereof and the requirements as to the use of proceeds set forth in Section 5.5 hereof, the Lender shall make the proceeds of each Loan available to the Borrower by causing an amount of same day funds equal to the principal amount of the Loan to be credited to the account of the Borrower at a bank designated by the Borrower.

                 SECTION 2.3 Repayment of Loans. Subject to the provisions of Sections 5.2, 5.6 and 10.2, the Loans shall be payable (and the Borrower agrees to pay such Loans) in full in immediately available funds on the Termination Date.

                                  ARTICLE III
                             NOTES EVIDENCING LOANS

                 SECTION 3.1 Term Note. The Term Loan shall be evidenced by a promissory note (the "Term Note") substantially in the form attached hereto as Exhibit D, with appropriate insertions, in a principal amount equal to the amount of the Term Loan.

                 SECTION 3.2 Revolving Note. The Revolving Loans shall be evidenced by a promissory note (the "Revolving Note") substantially in the form attached hereto as Exhibit E, with appropriate insertions, in the principal amount of $5,000,000.

                 SECTION 3.3 Recordation of Loans and Payments. The date and amount of each Loan made by the Lender and of each repayment of principal thereon received by the Lender shall be recorded by the Lender in its records, or at its option, on a schedule attached to the Term Note or the Revolving Note, as the case may be. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note in the absence of manifest error. The failure to so record or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Notes to repay the principal amount of the Loans together with all interest accrued thereon.


                                   ARTICLE IV
                                 INTEREST, ETC.

                 SECTION 4.1 Interest Rate. Subject to Section 4.3, the Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration, required prepayment or otherwise) a rate per annum equal to the Prime Rate plus two percent (2.0%).

                 SECTION 4.2 Interest Payment Dates. Subject to Section 4.3, accrued interest on the Loans shall be payable monthly in arrears on the first Business Day of each month and at maturity (each a "Payment Date"), commencing with the first of such dates to occur after the date hereof.

                 SECTION 4.3 Default Interest Rate. Upon and during the continuance of an Event of Default (as defined in Section 10.1), the outstanding principal amount of all Loans, and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable under this Agreement, shall bear interest (including post-petition interest in any proceeding under Title 11 of the United States Code, as now and hereinafter in effect, or any successor statute (the "Bankruptcy Code") or any other applicable bankruptcy laws) payable on demand at a rate that is three percent (3.0%) per annum in excess of the interest rate otherwise payable under this Agreement. Payment or acceptance of the increased rates of interest provided for in this Section 4.3 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

                 SECTION 4.4 Computation of Interest. All interest on the Loans shall be computed for the actual number of days elapsed on the basis of a 360-day year.


                                   ARTICLE V
                            PAYMENTS AND PREPAYMENTS

                 SECTION 5.1 Voluntary Prepayments. The Borrower may from time to time prepay the Loans in whole or in part, provided that (a) each partial prepayment of a Loan shall be in a principal amount of $100,000 or an integral multiple thereof, and (b) any prepayment of the entire principal amount of all Loans shall include accrued interest to the date of prepayment.

                 SECTION 5.2 Mandatory Prepayments. Subject to Section 5.6, the Borrower shall make mandatory repayments of the Loans as follows:

                 (a) If the Merger Agreement shall be terminated by the Borrower pursuant to Section 7.1(c)(i) of the Merger Agreement or by Parent and Purchaser pursuant to Section 7.1(d)(i) or (ii) of the Merger Agreement, the Borrower shall, immediately on demand, repay the Loans (including interest accrued thereon) and any other Liabilities in full in immediately available funds.

                 (b) If the Merger Agreement shall be terminated for any reason under Section 7.1 of the Merger Agreement (other than pursuant to Sections 7.1(c)(i) or 7.1(d)(i) or (ii), Borrower shall, within 180 days of demand, repay the Loans (including interest accrued thereon) and any other Liabilities in full in immediately available funds.

                 (c) If at any time the amount of Revolving Loans outstanding shall exceed the Maximum Revolver Amount, the Borrower shall immediately repay the Revolving Loans in an amount equal to such excess.

                 SECTION 5.3 Making of Payments. Except as otherwise provided, all payments in respect of the Loans shall be made by the Borrower to the Lender in immediately available funds. All such payments shall be made to the Lender at its account at NationsBank or as otherwise directed by Lender, not later than 12:30 P.M., Dallas time, on the date due. Funds received after such time shall be deemed to have been received by the Lender on the next following Business Day.

                 SECTION 5.4 Due Date Extension. If any Payment Date falls on a day which is not a Business Day, then such Payment Date shall be extended to the next following Business Day (except as provided in Section 4.3), and additional interest shall accrue and be payable for the period of such extension.

                 SECTION 5.5 Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrower solely for the purpose of paying to Westell Technologies, Inc. the fee required to be paid to it pursuant to Section 8.1(e) of the Agreement and Plan of Merger dated September 30, 1997 by and among Westell Technologies, Inc. ("Westell"), Kappa Acquisition Corp. and Borrower. The proceeds of the Revolving Loans shall be used by the Borrower (i) to repay in full on the date hereof (x) all amounts owing to Westell under the Loan and Security, dated as of September 30, 1997, between Westell and the Borrower (the "Westell Loan Agreement") and (y) all amounts owing to SVB under the SVB Loan Agreement and (ii) subsequent to such repayments, for general working capital purposes to the extent permitted by the Merger Agreement. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

                 SECTION 5.6 Forgiveness of Term Loan. Notwithstanding anything to the contrary contained herein, the Lender agrees to forgive the outstanding principal amount of the Term Loan in the event that the Merger Agreement is terminated, except in the following circumstances:

                 (a) the Merger Agreement is terminated by the Borrower pursuant to Section 7.1(c)(i) of the Merger Agreement;

                 (b) the Merger Agreement is terminated by the Lender and Merger Sub pursuant to Section 7.1(d)(i) of the Merger Agreement;

                 (c) the Merger Agreement is terminated either by the Borrower pursuant to Section 7.1(b)(i), (c)(ii) or (c)(iii) or by the Lender and Merger Sub pursuant to Section 7.1(b)(i) or (d)(ii), and at the time of such termination any of the events specified in clauses
         (b), (c) or (e) of Annex A to the Merger Agreement shall have occurred and be continuing; and

                 (d) the Merger Agreement is terminated in accordance with its terms and, within six months after such termination, the Borrower or its stockholders consummate a transaction or enter into a definitive agreement with respect to an Acquisition Proposal (as defined in the Merger Agreement) pending at the time of such termination.

         In connection with clause (d) above, the Lender and the Borrower agree that notwithstanding anything to the contrary contained herein, during the six month period specified in such clause (d), the Term Loan shall remain outstanding and the Lender shall forebear from enforcing its right to repayment of the Term Loan. If at the conclusion of such six month period no event described in clause (d) has occurred, the outstanding principal amount of the Term Loan shall be forgiven. If prior to the conclusion of such six month period an event described in clause (d) has occurred, the outstanding principal amount of the Term Loan shall thereupon become immediately due and payable.


                                   ARTICLE VI
                                    SECURITY

                 SECTION 6.1 Grant of Security. The Borrower hereby assigns, pledges and grants to the Lender a security interest in all of the Borrower's right, title and interest in and to the following, whether now or hereafter existing, acquired or created (the "Collateral"):

                 (a) As such terms are defined in the U.C.C., all "equipment", in all of its forms, wherever located and all fixtures and all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore, including, but not limited to, Computer Hardware and Software (any and all of the foregoing being the "Equipment");

                 (b) As such terms are defined in the U.C.C., all "inventory", in all of its forms, wherever located including, without limitation, (i) all raw materials and work in process therefor, finished goods thereof and materials used or consumed in the manufacture or production thereof, (ii) all goods in which the Borrower has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which the Borrower has an interest or right as consignee), and (iii) all goods which are returned to or repossessed by the Borrower, and all accessions thereto and products thereof and documents therefor, including Computer Hardware and Software (any and all of the foregoing being the "Inventory");

                 (c) As such terms are defined in the U.C.C., all "accounts" (including, without limitation, any intercompany accounts), "contracts", "contract rights", "chattel paper", "documents", "instruments", "deposit accounts" and "general intangibles", and other obligations of any kind whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights now or hereafter existing in and to all security agreements, guarantees, leases and other contracts securing or otherwise relating to any such accounts, contracts, contract rights, chattel paper, documents, instruments, deposit accounts, general intangibles and other obligations including, without limitation, to the extent applicable, the Material Contracts (as defined in the Merger Agreement), and all payments under contract rights constituting Collateral (any and all of the foregoing being the "Receivables," and any and all documents and written instruments related thereto being the "Related Contracts");

                 (d)      All Intellectual Property Collateral;

                 (e)      All Computer Hardware and Software;

                 (f) All books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 6.1;

                 (g) All of the Borrower's other personal property and rights of every kind and description and interests therein, including, but not limited to, Computer Hardware and Software;

                 (h) All products, rents, issues, profits, returns, income and proceeds of and from and claims relating to any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (a) through (g) of this Section 6.1), and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Lender is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (ii) cash.

                 SECTION 6.2 Security for Liabilities. The security interests granted pursuant to Section 6.1 secure the prompt payment in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy
Code), of all of the Liabilities in respect of the Revolving Loans now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (the "Secured Liabilities"). Liabilities in respect of the Term Loan shall be unsecured obligations of the Borrower.

                 SECTION 6.3 Continuing Security Interest; Transfer of Note. This Agreement shall create a continuing security interest in the Collateral, which security interest shall:

                 (a) remain in full force and effect until the irrevocable payment in full of all Secured Liabilities and the termination of the Revolving Loan Commitment;

                 (b) be binding upon the Borrower, its successors, transferees and assigns; and

                 (c) inure to the benefit of the Lender, its successors, transferees and assigns.

Without limiting the generality of the foregoing clause (c), the Lender may assign or otherwise transfer (in whole or in part) the Loans or the Commitments, or any portion thereof, to any other Person or entity, and such other Person or entity shall thereupon become vested with all the rights and benefits in respect the security interest granted to the Lender under this Agreement or any Related Document or otherwise. Upon the payment in full of all Secured Liabilities and the termination of the Revolving Loan Commitment, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Lender will, at the Borrower's sole expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.

                 SECTION 6.4 Borrower Remains Liable. Anything herein to the contrary notwithstanding:

                 (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and shall perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed;

                 (b) the exercise by the Lender of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts or agreements included in the Collateral; and

                 (c) the Lender shall not have any obligation or liability under such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Lender be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                 SECTION 6.5  Further Assurances.

                 (a) The Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will: (i) mark conspicuously each item of chattel paper included in the Receivables and, at the request of the Lender, each of its records pertaining to the Collateral, with a legend, in form and substance satisfactory to the Lender, indicating that such Collateral is subject to the security interest granted hereby, (ii) at the request of the Lender, deliver and pledge to the Lender hereunder all promissory notes and other instruments (including checks) and all original counterparts of chattel paper constituting Collateral, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Lender,
         (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Lender may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) promptly after the acquisition by the Borrower of any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, (v) within thirty (30) days after the end of each calendar quarter, deliver to the Lender copies of all such applications or other documents filed during such calendar quarter indicating and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby, (vi) at any reasonable time, upon request by the Lender, exhibit the Collateral to and allow inspection of the Collateral by the Lender, or persons designated by the Lender, and (vii) at the Lender's request, appear in and defend any action or proceeding that may affect the Borrower's title to or the Lender's security interest in all or any part of the Collateral.

                 (b) The Borrower hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower. The Borrower agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by the Borrower shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

                 (c) The Borrower will furnish to the Lender from to time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail.

                 SECTION 6.6 Notice Requirements. The Borrower shall notify the Lender of any change in the Borrower's name, identity or corporate structure within fifteen (15) days of such change and shall give the Lender thirty (30) days' prior written notice of any change in the Borrower's chief place of business, chief executive office or residence or the office where the Borrower keeps its records regarding the Receivables and all originals of all chattel paper that evidence Receivables.

                 SECTION 6.7 The Lender May Perform. If the Borrower fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Borrower under Section 11.5.

                 SECTION 6.8 Standard of Care. The powers conferred on the Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property.

                 SECTION 6.9 Remedies. If any Event of Default shall have occurred and be continuing, the Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral), and also may (a) require the Borrower to, and Borrower hereby agrees that it will at its expense and upon request of the Lender forthwith, assemble all or part of the Collateral as directed by the Lender and make it available to the Lender at a place to be designated by the Lender that is reasonably convenient to both parties, (b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (c) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Lender deems appropriate, and (d) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Lender may deem commercially reasonable. The Lender may be the purchaser of any or all of the Collateral at any such sale and the Lender shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any public sale, to use and apply any of the Liabilities as a credit on account of the purchase price for any Collateral payable by the Lender at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Borrower, and the Borrower hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule or law or statute now existing or hereafter enacted. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower hereby waives any claims against the Lender arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Lender accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Liabilities, the Borrower shall be liable for the deficiency and the fees of any attorneys employed by the Lender to collect such deficiency.


                                  ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

                 SECTION 7.1 Representations and Warranties. The Borrower represents and warrants to the Lender as set forth in this Section 7.

                          SECTION 7.1.1  Location of Collateral, etc.  All of
the Equipment and Inventory is located at the places specified in Item A and Item B, respectively, of Schedule V hereto. The chief place of business and chief executive office of the Borrower and the office where Borrower keeps its records concerning the Receivables, and all originals of all chattel paper that evidence Receivables, and the original copies of the contracts, are located at its address specified in Item C of Schedule V hereto. The Borrower has not been known by any legal name different from the one set forth on the signature page hereto, nor has the Borrower been the subject of any merger or other corporate reorganization (other than as contemplated by the Merger Agreement). None of the Receivables is evidenced by a promissory note or other instrument.

                          SECTION 7.1.2  Ownership, No Liens, etc.  The
Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien except for the security interest created by this Agreement and Permitted Liens. No effective financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed by or with respect to the Borrower relating to this Agreement and Permitted Liens.

                          SECTION 7.1.3  Possession and Control.  The Borrower
has exclusive possession and control of the Equipment and Inventory.

                          SECTION 7.1.4  Negotiable Documents, Instruments and
Chattel Paper. The Borrower has, contemporaneously herewith, delivered to the Lender possession of all originals of all negotiable documents (other than checks received by the Borrower in the ordinary course of business), instruments and chattel paper currently owned or held by the Borrower (duly endorsed in blank, if requested by the Lender).

                          SECTION 7.1.5  No Default or Event of Default.  No
Default or Event of Default has occurred and is continuing with respect to the Borrower and no violation or breach of any provision has occurred and is continuing under the Merger Agreement.

                          SECTION 7.1.6  Incorporation by Reference.  The
Borrower agrees that the representations and warranties of the Borrower set forth in Article III of the Merger Agreement shall be incorporated by reference in this Agreement in their entirety as if fully set forth herein with the same effect as if applied to this Agreement. All capitalized terms set forth in
Article III of the Merger Agreement shall have the meanings provided in the Merger Agreement; provided that for purposes of this Agreement, to the extent set forth in the Merger Agreement, the term "Company" shall be deemed to refer to the Borrower. Such representations and warranties shall not be affected in any manner by the termination of the Merger Agreement.


                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

                 SECTION 8.1 Condition Precedent to Initial Loans. The obligation of the Lender to make the initial Loans to the Borrower is subject to the condition precedent that the Borrower shall have delivered or caused to be delivered to Lender on or before the day of such Loans each of the following, in form and substance satisfactory to the Lender and its counsel:

                 (a) Notes. The Term Note and the Revolving Note, each duly executed by the Borrower;

                 (b) Intellectual Property Security Documents. The Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, each duly executed by the Borrower;

                 (c) Financing Statements. (i) financing statements (UCC-1), in form and substance satisfactory to the Lender, for filing in all jurisdictions necessary or, in the opinion of the Lender or its counsel, desirable to perfect the security interests created by this Agreement; and (ii) certified copies of Requests for Information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under clause
         (i) herein, indicating that the Collateral is free of all Liens, except for Permitted Liens;

                 (d) Insurance. Evidence of the existence of insurance on the property of the Borrower, together with evidence establishing the Lender as a loss payee and/or additional insured on all related insurance policies;

                 (e) Certificate of the Borrower. A certificate (dated as of the date of this Agreement) of the Secretary of the Borrower certifying: (i) a copy of the certificate of incorporation of the Borrower as theretofore amended; (ii) a copy of the bylaws of the Borrower, as theretofore amended; (iii) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of this Agreement and the Related Documents by the Borrower and each other document to be delivered pursuant to this Agreement and authorizing borrowings by each of the Authorized Officers; and (iv) the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Related Documents and the other documents and instruments to be delivered by the Borrower under this Agreement;

                 (f) Certified Charter and Good Standing. A certificate of the due formation, valid existence and good standing of the Borrower in its state of incorporation, issued by the appropriate authorities of such jurisdictions, and certificates of the Borrower's good standing and due qualification to do business, issued by appropriate officials in any states in which Borrower owns Collateral subject to this Agreement;

                 (g) Opinion of counsel for the Borrower. A favorable opinion of Heller Ehrman White & McAuliffe, counsel for the Borrower, in substantially the form of Exhibit F and as to such other matters as the Lender may reasonably request;

                 (h) Merger Agreement. The Borrower, the Lender and the Merger Sub shall have executed and delivered the Merger Agreement on terms and conditions satisfactory to the Lender;

                 (i) SVB Lien Releases. All termination statements, lien releases or similar documents or instruments duly executed by SVB for filing in all applicable jurisdictions as may be necessary to terminate all of SVB's Liens against the Collateral; and

                 (j) Other Matters. The Lender shall have received such other approvals, opinions, or documents as the Lender may reasonably request.

                 SECTION 8.2 Conditions Precedent to All Loans. The obligation of the Lender to make each Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:

                 (a) The following statements shall be true and correct and the Lender shall have received a certificate signed by an Authorized Officer of the Borrower, dated the date of such Loan, stating that:

                          (i) The representations and warranties contained in Article 7 of this Agreement and Article III of the Merger Agreement are true and correct on and as of the date of such Loan as though made on and as of such date;

                          (ii) No Default or Event of Default has occurred and is continuing, or would result from the borrowing of such Loan; and

                          (iii) No Material Adverse Effect has occurred since the date of the most recent financial statements delivered or required to be delivered pursuant to the Merger Agreement.

                 (b) The Lender shall have received such other approvals, opinions, or documents as the Lender may reasonably request.


                                   ARTICLE IX
                         COVENANTS AND OTHER AGREEMENTS

                 The Borrower covenants and agrees that, so long as either of the Commitments hereunder shall remain in effect and until all Liabilities have been irrevocably paid in full, the Borrower shall perform all covenants in this
Article IX:

         SECTION 9.1 Limit on Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than the Liabilities and the Indebtedness described on Schedule VI to this Agreement.

         SECTION 9.2 Prohibition on Liens. Except to the extent permitted in the following sentence, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Collateral, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to the Collateral under the U.C.C. of any state or under any similar recording or notice statute, including, without limitation, any filings made with the CRO or the PTO, except for Permitted Liens. Notwithstanding the foregoing, the Borrower may permit to exist the Liens held by Westell pursuant to the Westell Loan Agreement; provided, however, that the Borrower shall use its best efforts to obtain within twenty (20) days after the date hereof all termination statements, lien releases or similar documents or instruments duly executed by Westell for filing in all applicable jurisdictions as may be necessary to terminate all of Westell's Liens against the Collateral.

         SECTION 9.3 Notice of Litigation. Promptly after the commencement thereof, the Borrower shall notify the Lender of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries, which, if determined adversely to the Borrower or such Subsidiary, could have a Material Adverse Effect.

         SECTION 9.4 Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, the Borrower shall deliver to the Lender a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

         SECTION 9.5 ERISA Reports. Promptly after the filing or receiving thereof, the Borrower shall deliver to the Lender copies of all reports, including annual reports, and notices which the Borrower or any of its Subsidiaries files with or receives from the PBGC or the U.S. Department of Labor under ERISA. As soon as possible, and in any event within ten (10) days after the Borrower or any of its Subsidiaries knows or has reason to know that any Reportable Event has occurred with respect to any Pension Plan or that the PBGC or the Borrower or any of its Subsidiaries has instituted or will institute proceedings under Title IV of ERISA to terminate any Pension Plan, the Borrower shall deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Pension Plan termination and the action the Borrower has taken or proposes to take with respect thereto.

         SECTION 9.6 SEC Filings and Press Releases. The Borrower shall deliver to the Lender, promptly upon their becoming available, copies of all
(i) financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange, the United States Securities and Exchange Commission or any governmental or private regulatory authority and (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries.

         SECTION 9.7 Payment of Taxes and Claims. The Borrower shall, and shall cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in accordance with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

         SECTION 9.8 Maintenance of Assets and Properties. The Borrower shall, and shall cause each of its Subsidiaries to maintain or cause to be maintained in good repair, working order and condition, ordinary wear tear excepted, all material assets and properties used or useful in the business of the Borrower and its Subsidiaries

(including, without limitation, the Collateral) and from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof.

         SECTION 9.9 Insurance. The Borrower shall maintain or cause maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and business of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to any self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the Borrower's industry.

         SECTION 9.10 Compliance with Laws, Etc. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could cause, individually or in the aggregate, a Material Adverse Effect.

         SECTION 9.11 Reports to Other Creditors. Promptly after the furnishing thereof, the Borrower shall deliver to the Lender copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement (including, without limitation, the SVB Loan Agreement) and not otherwise required to be furnished to the Lender pursuant to Article IX.

         SECTION 9.12 Incorporation by Reference. The Borrower shall comply with the covenants and other agreements set forth in Sections 5.1, 5.2, 5.3, 5.7, 5.8 and 5.9 of the Merger Agreement and the terms and provisions set forth therein shall be incorporated by reference in this Agreement in their entirety as if fully set forth herein with the same effect as if applied to this Agreement. All capitalized terms set forth in Sections 5.1, 5.2, 5.3, 5.7, 5.8, and 5.9 of the Merger Agreement shall have the meanings provided in the Merger Agreement; provided, however, that for purposes of this Agreement, to the extent set forth in the Merger Agreement, the term "Company" shall be deemed to refer to the Borrower. Such covenants and agreements shall not be affected in any manner by the termination of the Merger Agreement.

         SECTION 9.13 General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

                                   ARTICLE X
                               EVENTS OF DEFAULT

                 SECTION 10.1 Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

                 (a) The Borrower shall fail to pay the principal of, or interest on, the Notes or any of the other Liabilities as and when due and payable (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise);

                 (b) Any representation or warranty made or deemed made by the Borrower in this Agreement or any Related Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement or any Related Document shall prove to have been incorrect in any material respect on the date made;

                 (c) The Borrower shall fail to perform or comply with any term, covenant or agreement contained in Article IX of this Agreement;

                 (d) The Borrower shall fail to perform or comply with any other term, covenant, or agreement contained in this Agreement or any Related Document (other than any such term, covenant or agreement referred to in any other subsection of this Section 10.1) on its part to be performed or complied with, which failure is not cured within ten (10) days;

                 (e)      The Borrower or any of its Subsidiaries shall fail to
         (i) pay when due and payable any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 10.1(a)) in an individual amount of $500,000 or more or with an aggregate principal amount of $1,000,000 or more, in each case beyond the end of any grace period provided therefor, or (ii) perform or comply with the any other term of (x) one or more items of Indebtedness in the individual or aggregate principal amounts set forth on clause (i) above or (y) any loan agreement, mortgage, indenture or other agreement relating to such items of Indebtedness, if the effect of such failure is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be(upon the giving of notice, lapse of time or both);

                 (f) The Borrower or any of its Subsidiaries (i) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make an assignment for the benefits of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (v) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more; and

                 (g) This Agreement, the Copyright Security Agreement, the Patent Security Agreement or the Trademark Security Agreement shall at any time after their execution and delivery for any reason cease: (i) to create a valid and perfected first priority security interest in and to the Collateral covered thereby or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under or shall fail to perform any of its obligations under any of the foregoing.

                 SECTION 10.2  Remedies.  If any Event of Default described in
Section 10(f) shall occur and be continuing, the Commitments shall immediately terminate and all Liabilities of the Borrower shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. If any other Event of Default shall occur and be continuing, the Lender may declare the Commitments to be terminated and all Liabilities to be due and payable, whereupon the Commitments shall immediately terminate and all Liabilities shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Lender shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding anything to the contrary contained herein, the Lender hereby agrees that it shall not declare the Liabilities due and payable unless and until such time as the Merger Agreement shall have been terminated.

                                   ARTICLE XI
                                 MISCELLANEOUS

                 SECTION 11.1 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement, nor consent to any departure by the Borrower from this Agreement, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 SECTION 11.2 Notices, Etc. All notices and other communications provided for under this Agreement shall be in writing (including telegraphic or facsimile communication) and mailed or telecommunicated or delivered, if to the Borrower or Lender at the addresses set forth in the Merger Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.2. All such notices and communications shall, when mailed or telecommunicated, be effective when deposited in the mails, transmitted by facsimile or delivered to the telegraph company, respectively, addressed as aforesaid, except that notices to the Lender pursuant to the provisions of Section 2.2 shall not be effective until received by the Lender.

                 SECTION 11.3 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.


                 SECTION 11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Lender.

                 SECTION 11.5  Indemnity and Expenses.

                 (a) The Borrower agrees to indemnify the Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from the Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                 (b) The Borrower shall pay to the Lender upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Lender may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Lender hereunder, or (iv) the failure by the Borrower to perform or observe any of the provisions hereof.

                 SECTION 11.6 Right of Setoff. Upon the occurrence of any Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes or any other Related Document, irrespective of whether or not the Lender shall have made any demand under this Agreement, the Notes or such other Related Document and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section 11.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

                 SECTION 11.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING WITHOUT LIMITATION SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE U.C.C. PROVIDES THAT THE

PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. Unless otherwise defined herein, terms used in Article 9 of the U.C.C. in the State of California are used herein as therein defined.

                 SECTION 11.8 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                 SECTION 11.9 Headings. Section headings in this Agreement are included in this Agreement for the convenience of reference only and shall not constitute a part of this Agreement or for any other purpose.

                 SECTION 11.10 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

                 SECTION 11.11 Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                       BORROWER:

                                       AMATI COMMUNICATIONS CORPORATION

                                       By: /s/ JAMES STEENBERGEN
                                          ------------------------------------
                                       Name: James Steenbergen
                                            ----------------------------------
                                       Title:  President and Chief Executive
                                               Officer
                                             ---------------------------------

                                       LENDER:

                                       TEXAS INSTRUMENTS INCORPORATED

                                       By: /s/ RICHARD K. TEMPLETON
                                          ------------------------------------
                                       Name: Richard K. Templeton
                                            ----------------------------------
                                       Title: President, Semiconductor Group
                                             ---------------------------------